UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 11, 2011

FIRST COMMUNITY BANK CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Florida	000-50357	65-0623023
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9001 Belcher Road, Pinellas Park, Florida		33782
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (727) 520-0987

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2011, First Community Bank Corporation of America (“FCBCA”) entered into a definitive Securities Purchase Agreement (the “Agreement”) with the United States Department of the Treasury relating to the repurchase by FCBCA of (i) the 10,685 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of FCBCA (the “Shares”) and (ii) a Warrant to purchase 228,312 shares of FCBCA common stock (the “Warrant”), which were issued by FCBCA to the Treasury on December 23, 2008. The Agreement was sought by FCBCA and entered into in connection with the proposed sale by FCBCA of all of its assets to Community Bank & Company (“CB&C”), which includes the merger of First Community Bank of America with and into CB&C (the “Disposition”), as previously disclosed in a Current Report on Form 8-K filed with the SEC by FCBCA on February 15, 2011.

Subject to, and on the terms and conditions of, the Agreement, effective at the closing of the Disposition, FCBCA will purchase from the Treasury all of the Shares and the Warrant. The aggregate purchase price for the Shares and the Warrant will be an amount in cash equal to (i) Seven Million Two Hundred Thousand Dollars ($7,200,000.00) plus (ii) seventy-two percent (72%) of all cash assets of FCBCA at the closing of the Disposition after giving effect to (x) the payment by FCBCA of any expenses relating to the Disposition (the “Disposition Expenses”), (y) the payment of its debts and liabilities (the “Debt and Liabilities Payment”) and (z) a future distribution to (1) holders of FCBCA common stock outstanding as of the date of the Agreement plus (2) holders of the 3,132,970 shares of common stock to be issued upon the conversion of FCBCA’s 10% Cumulative Convertible Perpetual Preferred Stock, Series B, of up to Thirty-Five Cents ($0.35) per share of common stock (the “Distribution”), provided that the sum of the Disposition Expenses, the Debt and Liabilities Payment and the Distribution shall not exceed Three Million Five Hundred Twenty Seven Thousand Two Hundred Fifty Dollars ($3,527,250.00) in the aggregate.

The closing of the Agreement is subject to certain conditions, including, among others, the closing of the Disposition.

The foregoing description of the Securities Purchase Agreement is qualified in its entirety by reference to the Securities Purchase Agreement attached hereto as Exhibit 10.1, and incorporated by reference herein in its entirety.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2004, First Community Bank Corporation of America and First Community Bank of America (the “Bank”) entered into an amended and restated employment agreement with Kenneth P. Cherven. Under his employment agreement, Mr. Cherven serves as President and Chief Executive Officer. The employment agreement provided for an initial three-year term, and thereafter is automatically renewed daily.

The employment agreement provides that in the event of a “change in control” of FCBCA (as defined in the employment agreement), Mr. Cherven would be entitled to terminate his employment and receive a cash payment equal to 2.9 times his then current base salary (the “change-in-control payment”), to be paid within 10 days after the change in control. The sale of all of the assets of FCBCA pursuant to the previously announced Acquisition Agreement entered into with CBM Florida Holding Company and Community Bank & Company (“CB&C) would constitute a change-in-control under Mr. Cherven’s employment agreement, and the change-in-control payment for which FCBCA would be liable upon the closing of such transaction if Mr. Cherven were to terminate his employment prior to the closing would be $594,311.

Following the execution of the Acquisition Agreement, CB&C indicated that it would like to have Mr. Cherven become an employee of CB&C following the merger of the Bank into CB&C; however, it indicated that it was unwilling to enter into an employment agreement with him or to engage him as chief executive officer. Thus, if Mr. Cherven did not terminate his employment with FCBCA and the Bank prior to the closing of the merger of the Bank with CB&C, he would lose all of the benefits of his employment agreement, including his right to the change-in-control payment.

However, in light of the estimated amount to be paid out to the holders of FCBCA common stock upon dissolution of FCBCA, on March 1, 2011, Mr. Cherven agreed to an amendment to his employment agreement pursuant to which his employment agreement will terminate as of the closing of the merger of the Bank with CB&C, and in lieu of the change-in-control payment of $594,311 provided for in his employment agreement, he will be entitled to receive a payment of $300,000 from FCBCA at the closing of the merger of the Bank with CB&C. The amendment was approved by the Board of Directors on March 14, 2011, and is subject to the approval of the Office of Thrift Supervision, to which it will be submitted as soon as practicable.

A copy of the amendment to Mr. Cherven’s employment agreement is attached hereto as Exhibit 10.2, and the foregoing summary of the amendment is qualified in its entirety by reference to the amendment, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Securities Purchase Agreement, dated as of March 11, 2011, between First Community Bank Corporation of America and the United States Department of the Treasury.

10.2	Amendment No. 1, dated as of March 1, 2011, to Amended and Restated Employment Agreement by and among First Community Bank Corporation of America, First Community Bank of America and Kenneth P. Cherven.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Community Bank Corporation of America
(Registrant)
Date: March 15, 2011
	By:	/s/ Kenneth P. Cherven
(Signature)*
Kenneth P. Cherven
President & Chief Executive Officer

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